LIFEQUEST MEDICAL, INC.

                NON-QUALIFIED STOCK OPTION AGREEMENT


      This Agreement dated May 23, 1995, is entered into between LifeQuest Medical, Inc., a Delaware corporation (the "Company"), and John L. Cassis ("Optionee").

                              Recitals
                              --------

      A. The Company has adopted the LifeQuest Medical, Inc. 1995
Non-Employee Director Stock Option Plan (including any amendments, the "Plan").

      B. Optionee is now serving as a member of the Board of Directors of the Company.

      C. The Company desires to encourage the stock ownership of Optionee and increase Optionee's proprietary interest in the Company.

      D. As an inducement thereto, the Company has determined to grant to Optionee an option under the terms of the Plan.

                             Agreements
                             ----------

      In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


      1. Subject to the terms and conditions set forth in this Agreement and in the Plan, which is incorporated herein by reference, the Company hereby grants to Optionee the option to purchase, during the period commencing on the date of this Agreement and ending May 23, 2005, at a price of $2.25 per share, up to, but not exceeding in the aggregate, 25,000 shares of Common Stock, $.001 par value, of the Company.


      2. The option evidenced hereby is granted pursuant to the terms and conditions of the Plan, and is intended to be a non-qualified stock option which does not satisfy the requirements of Section 422A of the Internal Revenue Code of 1986, as amended. Optionee hereby accepts and agrees to be bound by all of the terms and conditions of the Plan. A copy of the Plan as in effect on the date hereof is attached hereto as Exhibit A. The Plan is subject to amendment as permitted under the terms of the Plan and applicable law.


      3. As provided for in the Plan, the option evidenced hereby shall be fully exercisable on or after May 23, 1995.


      4. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by such party in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all


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notices or communications by Optionee to the Company shall be mailed or delivered to the Company at:

      LifeQuest Medical, Inc.
      9601 McAllister Freeway, Suite 1120
      San Antonio, Texas  78216
      Attention:  President


and all notices or communications by the Company to Optionee may be given to Optionee personally or may be mailed to him at:

      John L. Cassis
      650 Madison Avenue, 21st Floor
      New York, New York  10022

 This Agreement is effective as of the date first written above.


                     LIFEQUEST MEDICAL, INC.



                     By ---------------------------------
                              Herbert H. Spoon
                              President and CEO



                        ----------------------------------
                              John L. Cassis



                               2


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